Exhibit 99.(a)(1)(C)

FORM OF NOTICE OF WITHDRAWAL

ORTHOVITA, INC.

OFFER TO ISSUE COMMON STOCK IN EXCHANGE FOR OUTSTANDING

OPTIONS TO PURCHASE COMMON STOCK

NOTICE OF WITHDRAWAL

To Orthovita, Inc., Investor Relations:

I previously signed, dated and returned an Election Form in which I elected to accept Orthovita, Inc.’s (“Orthovita” or the “Company”) Offer to Issue Common Stock in Exchange for Outstanding Options to Purchase Common Stock, dated November 19, 2007 (the “Offer”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer.

I now wish to change my previous election and reject Orthovita’s Offer. I understand that by signing this Notice and delivering it to Investor Relations, I will be withdrawing my acceptance of the Offer, and rejecting the Offer, in its entirety.

I understand that in order to reject the Offer, I must sign, date and deliver this Notice of Withdrawal to Investor Relations, as provided in the attached instructions, before 5:00 p.m. Eastern Time on December 20, 2007, or if Orthovita extends the Offer, before the extended Expiration Date.

By rejecting the Offer I understand that I will not receive any shares of common stock and I will keep my Eligible Option Grants. These options will continue to be governed by the equity incentive plan under which these options were granted and the existing option agreements between Orthovita and me.

I understand that I may change this election, and once again accept the Offer, by delivering a new Election Form to Investor Relations in accordance with its instructions prior to 5:00 p.m. Eastern Time on December 20, 2007.

I have completed and signed the following exactly as my name appears on my original Election Form.

I do not accept the offer to exchange options.

Optionee Signature	Social Security Number

Optionee Name (Please print)	E-mail Address	Date and Time

Optionee Mailing Address (Please print)

RETURN THIS NOTICE OF WITHDRAWAL TO INVESTOR RELATIONS NO LATER THAN 5:00 PM EASTERN TIME ON DECEMBER 20, 2007 TO INVESTOR RELATIONS LOCATED AT 77 GREAT VALLEY PARKWAY, MALVERN, PENNSYLVANIA, 19355, FAX THE ELECTION FORM TO INVESTOR RELATIONS AT (610) 640-2603 OR EMAIL THE SCANNED NOTICE OF WITHDRAWAL TO INVESTORRELATIONS@ORTHOVITA.COM.

INVESTOR RELATIONS WILL SEND YOU A LETTER OF CONFIRMATION WITHIN THREE BUSINESS DAYS OF RECEIPT OF YOUR NOTICE OF WITHDRAWAL.

INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL

1. Delivery of Notice of Withdrawal.

A properly completed and executed original of this Notice of Withdrawal must be delivered to Investor Relations at 77 Great Valley Parkway, Malvern, Pennsylvania 19355, facsimile at (610) 640-2603, or emailed to investorrelations@orthovita.com on or before 5:00 p.m. Eastern Time on December 20, 2007 (the Expiration Date).

The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You should allow sufficient time to ensure timely delivery.

Although by submitting a Notice of Withdrawal of your election, you have withdrawn your election to exchange your Eligible Option Grants, you may change your mind and re-accept the Offer at any time prior to the Expiration Date. If the Company extends the Expiration Date, you may elect to accept the Offer at any time until the new Expiration Date. To change your election, you must deliver a new signed and dated Election Form in accordance with its instructions to the Company before the Expiration Date. Your options will not be properly exchanged for purposes of the Offer unless you again elect to accept the Offer before the Expiration Date by delivery of the new Election Form following the procedures described in the Instructions to the Election Form.

If you do not wish to withdraw your election IN ITS ENTIRETY, you should not fill out this Notice of Withdrawal. If you wish to change your election with respect only to particular Eligible Option Grants, then you should complete and deliver a new Election Form instead. As noted in the Offer, you may select Eligible Option Grants to be exchanged for shares of the Company’s common stock. You do not have to exchange all your Eligible Option Grants, but for each individual Eligible Option Grant you do choose to exchange, you must cancel the entire outstanding, unexercised portion. You may change your mind about which Eligible Option Grants you would like to exchange at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may change your election regarding particular Eligible Option Grants you elected to exchange at any time until the new Expiration Date. To change your election regarding any particular Eligible Option Grants you previously elected to exchange while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in its Instructions. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

2. Other Information on This Notice of Withdrawal. In addition to signing this Notice of Withdrawal, you must print your name and indicate the date and time at which you signed. You must also include your email address and your social security number.

3. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Notice of Withdrawal should be directed to Investor Relations, Attn: Albert J. Pavucek, Jr., 77 Great Valley Parkway, Malvern, Pennsylvania 19355, telephone number (610) 640-1775, email investorrelations@orthovita.com.

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